SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 21, 2005

XEROX CORPORATION

(Exact name of registrant as specified in its charter)

New York	1-4471	16-0468020
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

800 Long Ridge Road

P. O. Box 1600

Stamford, Connecticut 06904-1600

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (203) 968-3000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition

On April 21, 2005, Registrant released its first quarter 2005 earnings and is furnishing a copy of the earnings release to the Securities and Exchange Commission under Item 2.02 of this Current Report on Form 8-K. Attached as Exhibit A to this Report is a copy of Registrant’s first quarter 2005 earnings release.

The information contained in this Report and Exhibit A to this Report shall not be deemed “filed” with the Commission for purposes of Section 18 of the Exchange Act of 1934, as amended, or otherwise subject to the liability of that section.

Forward Looking Statements

From time to time we and our representatives may provide information, whether orally or in writing, including certain statements in this Current Report on Form 8-K, that are forward-looking. These forward-looking statements and other information are based on our beliefs as well as assumptions made by us using information currently available. We are making investors aware that such forward-looking statements, because they relate to future events, are by their very nature subject to many important factors that could cause actual results to differ materially from those contemplated by the forward-looking statements contained in this Current Report on Form 8-K and other public statements we make. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “will,” “should” and similar expressions, as they relate to us, are intended to identify forward-looking statements. Such statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected or intended. Information concerning certain factors that could cause actual results to differ materially is included in our 2004 Annual Report on Form 10-K filed with the Securities and Exchange Commission. We do not intend to update these forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly authorized this Report to be signed on its behalf by the undersigned duly authorized.

XEROX CORPORATION

By:	/s/ Gary R. Kabureck
Gary R. Kabureck
Vice President and Chief Accounting Officer

Date: April 21, 2005

EXHIBIT INDEX

Exhibit No.	Description

A	Registrant’s first quarter 2005 earnings release dated April 21, 2005

Public Relations Office:	News from Xerox

800 Long Ridge Road	FOR IMMEDIATE RELEASE
Stamford, Conn. 06904
203-968-4644

XEROX REPORTS FIRST-QUARTER EARNINGS

OF 20 CENTS PER SHARE

•	Earnings per share from continuing operations up 18 percent

•	Total revenue declined 1 percent

•	Revenue from color up 15 percent

•	$337 million operating cash flow; $3.3 billion cash balance

STAMFORD, Conn., April 21, 2005 – Xerox Corporation (NYSE: XRX) announced today first-quarter earnings that reflect increased sales of its digital color systems, growth in document services and strong operational performance. Earnings per share from continuing operations increased 18 percent compared to first quarter of last year.

The company reported first-quarter 2005 earnings per share of 20 cents including a 6-cent gain from the previously announced sale of Xerox’s equity interest in Integic Corp., which was offset by restructuring charges of 6 cents per share.

“Our profit performance in the first quarter met the high range of our expectations through increased gross margins and operational improvements that help ensure Xerox is cost-competitive in every area of our business,” said Anne M. Mulcahy, Xerox chairman and chief executive officer.

“Xerox’s industry-leading color technology and expertise in document-related consulting services continued to be the key drivers of the company’s growth initiatives,” she added. “Despite a quarter when market conditions slowed overall equipment sales, we grew color revenue by 15 percent and delivered another quarter of double-digit revenue from Xerox Global Services.”

Xerox First-Quarter 2005 Earnings Report / 2

First-quarter equipment sales were flat year over year, and total revenue of $3.8 billion declined 1 percent. Both equipment sales and total revenue included a currency benefit of 2 percentage points. Revenue growth continued to be impacted by post-sale revenue declines from the company’s older light-lens technology. Weak performance in Brazil also impacted post-sale and total revenue in the first quarter, although trends are improving in this operation.

Revenue from the company’s value-added service offerings grew 23 percent in the first quarter as demand increased for consulting, imaging and content management from Xerox Global Services, which provides customers with practical solutions to reduce document costs and simplify work processes.

Xerox’s production business provides commercial printers and document-intensive industries with high-speed digital technology that enables on-demand, personalized printing. Production equipment sales grew 2 percent with total production revenue down 2 percent due to a decline in post-sale revenue from older light-lens products as well as declines in production publishing. First-quarter install activity for production monochrome systems declined 9 percent while production color installs grew 18 percent, largely due to strong placements of the Xerox DocuColor® 5252 and 8000 series as well as the Xerox iGen3® Digital Production Press. In March, Xerox launched a faster version of the company’s flagship iGen3, which now prints 10 percent to 20 percent faster at speeds up to 120 pages per minute. Next month Xerox will add to its portfolio of production systems, software and solutions, continuing to strengthen its leadership position in this market.

Xerox First-Quarter 2005 Earnings Report / 3

In Xerox’s office business, which provides technology and services for workgroups of any size, equipment sales were flat year over year and total revenue declined 2 percent. Equipment sale revenue was impacted by product mix with the company selling a greater proportion of lower-priced monochrome desktop units compared to the first quarter of last year. Installs of digital office monochrome systems were up 17 percent reflecting increased placements of Xerox WorkCentre® desktop multifunction products. In office color, activity was strong with installs of office color multifunction systems up 21 percent and office color printing installs up 180 percent. Late last month, Xerox announced the WorkCentre C2424 office color multifunction system. The industry’s first solid ink device that prints, scans and copies, the WorkCentre C2424 is 30 percent to 60 percent more affordable and has color speeds twice as fast as leading comparable products in its class. Additional enhancements to Xerox’s office systems and services will be announced in late June.

Xerox increased its advertising in the first quarter through its “Xerox Color: It Makes Business Sense” campaign that highlights the value of the company’s color technology. At the same time, Xerox maintained its sharp focus on costs and operational performance. As a result, selling, administrative and general expenses decreased year over year by $27 million. First-quarter gross margins were up nearly 1 percent to 40.7 percent.

The company generated operating cash flow of $337 million in the first quarter and closed the quarter with $3.3 billion in cash. Debt was down close to $1 billion year over year.

Xerox First-Quarter 2005 Earnings Report / 4

For the second quarter of 2005, Mulcahy said she expects earnings in the range of 21-24 cents per share.

-XXX-

Media Contacts:

Christa Carone, Xerox Corporation, 203-968-4644, christa.carone@xerox.com

Bill McKee, Xerox Corporation, 585-423-4476, bill.mckee@xerox.com

NOTE TO EDITORS: This release contains forward-looking statements and information relating to Xerox that are based on our beliefs as well as assumptions made by and information currently available to us. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “will” and similar expressions, as they relate to us, are intended to identify forward-looking statements. Actual results could differ materially from those projected in such forward-looking statements. Information concerning certain factors that could cause actual results to differ materially is included in the company’s 2004 Form 10-K filed with the SEC.

For presentation slides and more information about Xerox, visit www.xerox.com/investor. XEROX®, Xerox Nuvera™, iGen3®, Phaser®, WorkCentre® and Smarter Document ManagementSM are trademarks of XEROX CORPORATION. DocuColor is a registered trademark licensed to Xerox Corporation.

Xerox Corporation

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended March 31,
(in millions, except per share data)	2005	2004	% Change
Revenues
Sales	$1,694	$1,681	1%
Service, outsourcing and rentals	1,849	1,908	(3%)
Finance income	228	238	(4%)

Total Revenues	3,771	3,827	(1%)

Costs and Expenses
Cost of sales	1,086	1,112	(2%)
Cost of service, outsourcing and rentals	1,065	1,102	(3%)
Equipment financing interest	86	89	(3%)
Research and development expenses	183	193	(5%)
Selling, administrative and general expenses	1,009	1,036	(3%)
Restructuring charges	85	6	*
Other (income) expenses, net	(32)	87	*

Total Costs and Expenses	3,482	3,625	(4%)

Income from Continuing Operations before Income taxes and Equity Income**	289	202	43%
Income taxes	116	67	73%
Equity in net income of unconsolidated affiliates	37	30	23%

Income from Continuing Operations	210	165	27%
Gain on sale of ContentGuard, net of income taxes of $26	—	83	*

Net Income	$210	$248	(15%)
Less: Preferred stock dividends, net	(14)	(24)	(42%)

Income Available to Common Shareholders	$196	$224	(13%)

Basic Earnings per share:
Earnings from Continuing Operations	$0.20	$0.18	11%
Basic Earnings per Share	$0.20	$0.28	(29%)
Diluted Earnings per Share
Earnings from Continuing Operations	$0.20	$0.17	18%
Diluted Earnings per Share	$0.20	$0.25	(20%)

Note:	Certain reclassifications of prior year amounts have been made to these financial statements to conform to the current year presentation.
*	Percent not meaningful.
**	Referred to as “pre-tax income” throughout the remainder of this document.

Xerox Corporation

Condensed Consolidated Balance Sheets (Unaudited)

(in millions)	March 31, 2005	December 31, 2004
Assets
Cash and cash equivalents	$3,298	$3,218
Accounts receivable, net	2,047	2,076
Billed portion of finance receivables, net	357	377
Finance receivables, net	2,699	2,932
Inventories	1,229	1,143
Other current assets	1,038	1,182

Total Current Assets	10,668	10,928
Finance receivables due after one year, net	5,104	5,188
Equipment on operating leases, net	397	398
Land, buildings and equipment, net	1,700	1,759
Investments in affiliates, at equity	837	845
Intangible assets, net	288	297
Goodwill	1,803	1,848
Deferred tax assets, long-term	1,450	1,521
Other long-term assets	2,026	2,100

Total Assets	$24,273	$24,884

Liabilities and Equity
Short-term debt and current portion of long-term debt	$2,727	$3,074
Accounts payable	1,075	1,037
Accrued compensation and benefits costs	724	637
Unearned income	218	243
Other current liabilities	1,157	1,309

Total Current Liabilities	5,901	6,300
Long-term debt	6,896	7,050
Liability to subsidiary trusts issuing preferred securities	719	717
Pension and other benefit liabilities	999	1,189
Post-retirement medical benefits	1,180	1,180
Other long-term liabilities	1,399	1,315

Total Liabilities	17,094	17,751
Series C mandatory convertible preferred stock	889	889
Common stock, including additional paid in capital	4,909	4,881
Retained earnings	2,297	2,101
Accumulated other comprehensive loss	(916)	(738)

Total Liabilities and Equity	$24,273	$24,884

Shares of common stock issued and outstanding were (in thousands) 958,186 and 955,997 at March 31, 2005 and December 31, 2004 respectively.

Xerox Corporation

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended March 31,
(in millions)	2005	2004
Cash Flows from Operating Activities
Net income	$210	$248
Adjustments required to reconcile net income to cash flows from operating activities:
Depreciation and amortization	159	175
Provisions for receivables and inventory	27	51
Net gain on sales of businesses and assets	(98)	(14)
Undistributed equity in net income of unconsolidated affiliates	(35)	(23)
Gain on sale of ContentGuard	—	(83)
Restructuring and other charges	85	6
Cash payments for restructurings	(36)	(60)
Contributions to pension benefit plans	(24)	(17)
Early termination of derivative contracts	—	60
Increase in inventories	(116)	(73)
Increase in on-lease equipment	(52)	(40)
Decrease in finance receivables	179	178
(Increase) decrease in accounts receivable and billed portion of finance receivables	(8)	39
Decrease in accounts payable and accrued benefits	(1)	(83)
Net change in income tax assets and liabilities	73	20
Decrease in other current and long-term liabilities	(98)	(85)
Other, net	72	(56)

Net cash provided by operating activities	337	243

Cash Flows from Investing Activities
Cost of additions to land, buildings and equipment	(33)	(48)
Proceeds from sales of land, buildings and equipment	2	32
Cost of additions to internal use software	(12)	(8)
Proceeds from divestitures and investments, net	105	67
Net change in escrow and other restricted investments	31	33

Net cash provided by investing activities	93	76

Cash Flows from Financing Activities
Cash proceeds from new secured financings	247	504
Debt payments on secured financings	(468)	(573)
Net cash payments on other debt	(112)	(409)
Preferred Stock Dividends	(14)	(25)
Proceeds from issuances of common stock	14	29
Other	9	—

Net cash used in financing activities	(324)	(474)

Effect of exchange rate changes on cash and cash equivalents	(26)	(24)

Increase (decrease) in cash and cash equivalents	80	(179)
Cash and cash equivalents at beginning of period	3,218	2,477

Cash and cash equivalents at end of period	$3,298	$2,298

Xerox Corporation

Segment Revenues and Operation Profit

	Three Months Ended March 31,
(in millions, except margins)	2005	2004	Change
Revenues
Production	$1,072	$1,094	(2%)
Office	1,829	1,857	(2%)
Developing Markets (DMO)	412	420	(2%)
Other	458	456	—

Total Revenues	$3,771	$3,827	(1%)

Memo: Color*	$1,035	$903	15%
Operating Profit
Production**	$101	$82	$19
Office**	192	169	23
DMO**	10	19	(9)
Other**	109	(32)	141

Total Operating Profit	$412	$238	$174

Operating Margin
Production**	9.4%	7.5%	1.9	pts
Office**	10.5%	9.1%	1.4	pts
DMO**	2.4%	4.5%	(2.1)	pts
Other**	23.8%	(7.0%)	30.8	pts

Total Operating Margin	10.9%	6.2%	4.7	pts

	Three Months ended March 31,
	2005	2004
Reconciliation to pre-tax income:
Total segment profit	$412	$238
Reconciling items:
Restructuring and asset impairment charges	(85)	(6)
Other Expenses	(1)	—
Other item:
Equity in net income of unconsolidated affiliates	(37)	(30)

Pre-tax income:	$289	$202

*	Color revenues represent a subset of total revenues.

**	Our reportable segments are consistent with how we manage the business and view the markets we serve. Our reportable segments are Production, Office, Developing Markets Operations (“DMO”) and Other. The Production and Office segments are centered around strategic product groups which share common technology, manufacturing and product platforms, as well as classes of customers. During the quarter ended March 31, 2005, we implemented a new financial reporting system which has enabled greater efficiencies in financial reporting and provides enhanced analytical capabilities including activity-based cost analysis on shared services and internal cost allocations. As a result of the implementation, changes in the allocation of certain segment costs and expenses were made. These changes include a reallocation of costs associated with corporate and certain shared service functions.

See Appendix II for reclassification of prior-period amounts to conform to the current period’s presentation.

Production:	Monochrome 91+ pages per minute (ppm), Color 41+ ppm; North America & Europe
Office:	Monochrome up to 90 ppm; Color up to 40 ppm; North America & Europe
DMO:	Operations in Latin America, Central-Eastern Europe, Middle East, India, Eurasia, Russia and Africa
Other:	Paper, SOHO, Wide Format Systems, Xerox Technology Enterprises (XTE), consulting, equity income and non-allocated corporate items

Financial Review

Summary

	Three Months Ended Mar. 31,
(in millions)	2005	2004	Change
Equipment sales	$986	$982	—%
Post sale and other revenue	2,557	2,607	(2%)
Finance income	228	238	(4%)

Total Revenues	$3,771	$3,827	(1%)

Reconciliation to Condensed Consolidated Statements of Income
Sales	$1,694	$1,681
Less: Supplies, paper and other sales	(708)	(699)

Equipment Sales	$986	$982

Service, outsourcing and rentals	$1,849	$1,908
Add: Supplies, paper and other sales	708	699

Post sale and other revenue	$2,557	$2,607

Total first quarter 2005 revenues of $3.8 billion declined 1 percent from the 2004 first quarter including a 2-percentage point benefit from currency. Equipment sales in the first quarter 2005 were flat from the first quarter 2004 including a 2-percentage point benefit from currency. We continued to see solid growth in lower-end office black and white products, in color and in light production, which was more than offset by declines in other monochrome office and production segments as well as declines in Brazil. 2005 first quarter post sale and other revenue declined 2 percent from the 2004 first quarter including a 2-percentage point currency benefit. The declines from black and white products and Brazil were only partially offset by increases in color products. Finance income declined 4 percent, including a 2-percentage point benefit from currency.

2005 first quarter net income of $210 million or $0.20 per diluted share included an after-tax gain of $58 million ($93 million pre-tax) related to the sale of our entire equity interest in Integic Corporation (“Integic”), offset by after-tax restructuring charges of $55 million ($85 million pre-tax). First quarter 2004 net income of $248 million or $0.25 per diluted share included earnings from continuing operations of $165 million or $0.17 per diluted share and an $83 million after-tax gain ($109 million pre-tax) related to the sale of our equity interest in ContentGuard Holdings, Inc.

The calculations of basic and diluted earnings per share are enclosed as Appendix I.

Operations Review

Revenues for the three months ended March 31, 2005 and 2004 were as follows:

(in millions)	Production	Office	DMO	Other	Total
2005
Equipment sales	$280	$549	$117	$40	$986
Post sale and other revenue	704	1,145	293	415	2,557
Finance income	88	135	2	3	228

Total Revenue	$1,072	$1,829	$412	$458	$3,771

2004
Equipment sales	$275	$551	$118	$38	$982
Post sale and other revenue	729	1,169	299	410	2,607
Finance income	90	137	3	8	238

Total Revenue	$1,094	$1,857	$420	$456	$3,827

Equipment sales of $986 million in the first quarter 2005 were flat from $982 million in the first quarter 2004 as growth in office and production color and digital light production products as well as a 2-percentage point benefit from currency were offset by mix in office monochrome to lower-end products. Equipment sales reflect the results of our technology investments and the associated product launches as approximately two-thirds of the first quarter 2005 equipment sales were generated from products launched in the past 24 months as well as the Xerox iGen3. Color equipment sales continued to grow steadily in the first quarter 2005 and represented about 35 percent of total equipment sales.

Production: 2005 first quarter equipment sales grew approximately 2 percent from the first quarter 2004 as install growth in production color and favorable currency were partially offset by declines in production monochrome installs and overall price declines of around 5 percent. Color equipment sales growth reflected strong install growth led by the Xerox DocuColor® 5252 and 8000 series products as well as the Xerox iGen3® Digital Production Press.

Office: 2005 first quarter equipment sales were flat from the first quarter 2004 as install growth and favorable currency were offset by product mix, which reflected an increased proportion of lower-end equipment sales, as well as price declines around 5 percent. We continue to see strong install growth in lower-end black and white multifunction devices, office black and white printers and office color multifunction devices and printers.

DMO: DMO equipment sales consist primarily of Segment 1&2 devices and printers. Equipment sales in the first quarter 2005 declined 1 percent, or $1 million, from the first quarter 2004 as growth in Russia and Central and Eastern Europe was more than offset by declines in Brazil.

Post sale and other revenues of $2,557 million declined 2 percent from the first quarter 2004, including a 2-percentage point benefit from currency. Post sale revenue is largely a function of the equipment placed at customer locations, the volume of prints and copies that our customers make on that equipment, the mix of color pages, as well as associated services. First quarter 2005 supplies, paper and other sales of $708 million (included within post sale and other revenue) grew 1 percent from the first quarter 2004 reflecting an increase in licensing revenues of $26 million, partially offset by declines in paper as well as SOHO supply sales, following our 2001 exit from this business. Service, outsourcing and rental revenue of $1,849 million declined 3 percent from the first quarter 2004 as lower equipment populations and related page volumes more than offset currency benefits.

Production: 2005 first quarter post sale and other revenue declined 3 percent as strong growth in color pages and favorable currency were more than offset by declines in monochrome pages.

Office: 2005 first quarter post sale and other revenue declined 2 percent as page declines in older light lens technology were only partially offset by favorable currency and growth in digital monochrome and color printing and multifunction.

DMO: 2005 first quarter post sale and other revenue declined 2 percent primarily reflecting a decline in Brazil’s rental equipment population.

Other: 2005 first quarter post sale and other revenue grew 1 percent from the first quarter 2004 as increased licensing revenues and favorable currency were only partially offset by declines in SOHO supply sales.

Key Ratios and Expenses

	Q1 2005	Q1 2004
Gross Margin
Sales	35.9%	33.8%
Service, outsourcing and rentals	42.4	42.2
Financing	62.3	62.6
Total	40.7	39.8
R&D% revenue	4.9	5.0
SAG% revenue	26.8	27.1

First quarter 2005 total gross margin of 40.7 percent increased 0.9 percentage points from the first quarter 2004 as productivity and other variances more than offset the impacts of price declines and mix. First quarter 2005 sales gross margin increased 2.1-percentage points from the first quarter 2004 as productivity, increased licensing income and other variances were only partially offset by the impacts of price declines and product mix. Mix impacts result from a higher proportion of sales of products with lower gross margins. Service outsourcing and rentals margin increased 0.2 percentage points from the first quarter 2004 as cost improvements were offset by price declines and mix.

Research and development (R&D) expense of $183 million was $10 million less than the first quarter 2004, primarily due to R&D efficiencies as we capture benefits from our platform development. We continue to invest in technological development, particularly in color, and believe our R&D spending is at an adequate level to remain technologically competitive. Xerox R&D remains strategically coordinated with Fuji Xerox.

Selling, administrative and general (SAG) expenses of $1,009 million in the 2005 first quarter decreased by $27 million from the first quarter 2004. An increase in selling, primarily related to advertising, and adverse currency of $20 million were more than offset by efficiencies in general and administrative (“G&A”) expense and a $25 million reduction in bad debt expense. First quarter 2005 bad debt expense of $19 million reflected continued improvements in collection performance, receivables aging and write-off trends.

In the first quarter 2005, we recorded restructuring charges of $85 million, including $60 million related to the previously disclosed voluntary severance program primarily for U.S. technical services employees. The remainder of the charge relates to various other restructuring initiatives primarily consisting of severance actions in Europe and Latin America. The remaining restructuring reserve balance as of March 31, 2005, for all programs was $163 million, of which approximately $110 million is expected to be spent in 2005.

Worldwide employment of approximately 58,000 declined by approximately 100 from the fourth quarter 2004.

Other (income) expenses, net for the three months ended March 31, 2005 and 2004 were as follows:

(in millions)	2005	2004
Non-financing interest expense	$61	$95
Interest income	(18)	(15)
Gain on sales of businesses and assets	(98)	(14)
Currency losses, net	16	8
Amortization of intangible assets	9	9
All other (income) expenses, net	(2)	4

Total	$(32)	$87

First quarter 2005 non-financing interest expense of $61 million was $34 million lower than the first quarter 2004. $22 million of the decline relates to the conversion of the Xerox Capital Trust II preferred securities into common shares, in December 2004, with the remainder primarily due to lower average debt balances. The conversion of the Xerox Capital Trust II preferred securities did not impact EPS as the reduction in interest expense was offset by the increase in outstanding shares – see Appendix I for complete details.

First quarter 2005 interest income increased by $3 million compared to the first quarter 2004, primarily due to higher average cash balances, which were partially offset by the absence of $5 million in interest that was recorded in the first quarter 2004 related to a domestic tax receivable.

Gain on sales of businesses and assets of $98 million in the 2005 first quarter relates primarily to the $93 million pre-tax gain on the sale of Integic. The first quarter 2004 gain on sales of businesses and assets primarily related to the sale of certain excess land and buildings in Europe and Mexico.

We recorded $16 million of currency losses in the first quarter 2005 compared to $8 million of currency losses in the first quarter 2004. The 2005 losses are primarily related to unrealized losses from the mark-to-market of derivatives that are economically hedging the cost of future foreign currency denominated inventory purchases primarily in the United States.

In the first quarter 2005, we recorded income tax expense of $116 million compared with an income tax expense of $67 million in the first quarter 2004. The effective tax rates for the first quarter 2005 and 2004 were 40.1 percent and 33.2 percent, respectively. The difference between the first quarter consolidated effective tax rate of 40.1 percent and the U.S. statutory tax rate is primarily due to unrecognized tax benefits related to losses in certain jurisdictions where we continue to maintain deferred tax asset valuation allowances and the geographical mix of income and the related effective tax rates in those jurisdictions. The difference between the 2004 first quarter effective tax rate and the U.S. statutory tax rate relates to certain state and other net tax benefits. Our effective tax rate will change based on nonrecurring events as well as recurring factors including the geographical mix of income before taxes and the related tax rates in those jurisdictions. We anticipate that our 2005 annual effective tax rate will approximate 38 percent.

Equity in net income of unconsolidated affiliates of $37 million in the first quarter 2005 increased $7 million from the 2004 first quarter primarily reflecting our 25 percent share of Fuji Xerox’s fourth quarter net income.

Segment Operating Profit

Total segment operating profit was $412 million in the first quarter 2005 compared to $238 million in the first quarter 2004. The 2005 first quarter total segment operating margin of 10.9 percent increased 4.7-percentage points from the 2004 first quarter as increases in Other, primarily due to the sale of Integic, Production, and Office segments more than offset declines in DMO.

Production: Production operating profit was $101 million in the first quarter 2005 compared to $82 million in the first quarter 2004. The 2005 first quarter Production operating margin of 9.4 percent increased 1.9-percentage points from the 2004 first quarter primarily due to increased gross margins. R&D as a percent of revenue decreased year over year as we captured the benefits of our platform strategy to launch new technology. SAG expenses increased slightly as selling expense increases resulting from investments in sales resources were only partially offset by improvements in G&A and bad debts.

Office: Office operating profit was $192 million in the first quarter 2005 compared to $169 million in the first quarter 2004. The 2005 first quarter Office operating margin of 10.5 percent improved 1.4-percentage points from the first quarter 2004 primarily as a result of efficiencies in G&A, improvements in bad debts, and increased gross margins.

DMO: DMO operating profit was $10 million in the first quarter 2005 compared to $19 million in the first quarter 2004. The 2005 first quarter DMO operating margin of 2.4 percent declined 2.1-percentage points from the 2004 first quarter. These declines primarily reflect the unfavorable impact of Brazil results.

Other: First quarter 2005 Other operating profit of $109 million improved $141 million from the first quarter 2004 primarily reflecting the gain on the sale of Integic and significantly lower non-financing interest expense.

In the first quarter 2005, we sold our entire equity interest in Integic Corporation resulting in an after-tax gain of approximately $58 million ($93 million pre-tax). Integic is primarily an IT systems integrator with a focus on software solutions for the Federal government and the healthcare industry. The decision to sell is consistent with our strategy to focus our investments in areas related to our document management core business.

Capital Resources and Liquidity

Cash Flow Analysis

The following table summarizes our cash flows for the three months ended March 31, 2005 and 2004 as reported in our Condensed Consolidated Statements of Cash Flows:

	Three Months Ended March 31,
(in millions)	2005	2004
Operating Cash Flows	$337	$243
Investing Cash Flows	93	76
Financing Cash Usage	(324)	(474)
Effect of exchange rate changes	(26)	(24)

Increase (decrease) in cash and cash equivalents	80	(179)
Cash and cash equivalents at beginning of period	3,218	2,477

Cash and cash equivalents at end of period	$3,298	$2,298

First quarter 2005 cash flows from operating activities were $337 million, an increase of $94 million over the same period in 2004. The increase primarily results from the following: lower restructuring payments of $24 million, higher accounts payable and accrued compensation benefits of $82 million, due to the increase in inventory purchases, and lower net payments on maturing derivative contracts of $70 million. Offsetting these positive items were year over year increases in inventory of $43 million, to support our new product launches, and growth in accounts receivable of $47 million.

Cash flows from investing activities of $93 million for the first quarter 2005 included proceeds of $96 million from the sale of Integic and a $31 million release from restricted cash principally related to our secured debt arrangements. These proceeds were partially offset by capital expenditures and internal use software spending of $45 million. The first quarter 2004 cash flows of $76 million included proceeds of $67 million from the sale of businesses, primarily ContentGuard, $32 million of proceeds from the sale of certain excess land and buildings and a $33 million reduction in restricted cash balances principally related to our secured financing activity. These proceeds were partially offset by capital expenditures and internal use software spending of $56 million during the first quarter 2004.

Cash usage from financing activities for the first quarter 2005 consisted of scheduled payments on term and other debt of $112 million, net payments on secured borrowings with GE and other secured debt providers of $221 million and dividends on our Series C preferred stock of $14 million, partially offset by proceeds from stock option exercises of $14 million. Cash usage from financing activities for the first quarter 2004 consisted of scheduled payments on term and other debt of $409 million, net payments on secured borrowings of $69 million and $25 million of dividends on our Series B and C preferred stock, partially offset by proceeds from stock option exercises of $29 million.

Financing Activity

During the first quarter 2005, we originated loans, secured by finance receivables, generating cash proceeds of $247 million and repaid loans, secured by finance receivables, of $468 million. Consistent with our objective to rebalance the level of secured and unsecured debt, we expect payments on secured loans will continue to exceed proceeds from new secured loans in 2005. As of March 31, 2005, approximately 43 percent of total debt was secured by finance receivables as compared to 44 percent as of December 31, 2004.

The following table compares finance receivables to financing related debt as of March 31, 2005:

(in millions)	Finance Receivables	Secured Debt
Finance Receivables Encumbered by Loans(1) :
GE Loans - U.S.	$2,552	$2,354
GE Loans - Canada	415	344
GE Loans - U.K.	725	678

Total GE encumbered finance receivables, net	3,692	3,376
Merrill Lynch and Asset-Backed Loan - France	384	320
Asset-Backed Loan - France	168	92
DLL-Netherlands, Spain & Belgium	429	371

Total encumbered finance receivables, net	$4,673	$4,159

Unencumbered finance receivables, net	$3,487

Total Finance Receivables, net(2)	$8,160

(1)	Encumbered Finance receivables represent the net book value of finance receivables that secure each of the indicated loans.

(2)	Includes (i) Billed portion of finance receivables, net (ii) finance receivables, net and (iii) finance receivables due after one year, net as included in the condensed consolidated balance sheets as of March 31, 2005.

Debt

Our debt maturities for the remainder of 2005 and 2006 by quarter, and 2007, 2008, 2009 by year and thereafter are as follows:

(in millions)	2005	2006	2007	2008	2009	Thereafter
First Quarter		$273
Second Quarter	$1,547	638
Third Quarter	480	232
Fourth Quarter	427	225

Full Year	$2,454	$1,368	$1,108	$1,019	$943	$2,731

Debt secured by finance receivables (subset of above)	$1,410	$1,328	$602	$659	$28	$132

Recent Events

Pension Contribution

Following a review of the 2005 actuarial valuation results and given our strong liquidity position, we elected to contribute $230 million to our tax qualified U.S. pension plans in April 2005 for the purpose of making those plans 100 percent funded on a current liability basis under ERISA funding rules.

Forward-Looking Statements

This earnings release and financial review contain forward-looking statements and information relating to Xerox that are based on our beliefs as well as assumptions made by and information currently available to us. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “will” and similar expressions, as they relate to us, are intended to identify forward-looking statements. Actual results could differ materially from those projected in such forward-looking statements. Information concerning certain factors that could cause actual results to differ materially is included in our 2004 Form 10-K filed with the SEC. We do not intend to update these forward-looking statements.

APPENDIX I

Xerox Corporation

Net Income per Common Share

	Three Months Ended March 31,
	2005	2004
Basic Earnings per Common Share:
Income from continuing operations	$210	$165
Accrued dividends on:
Series B Convertible Preferred Stock, net	—	(10)
Series C Mandatory Convertible Preferred Stock	(14)	(14)

Adjusted income from continuing operations	$196	$141
Gain on sale of ContentGuard, net	—	83

Adjusted net income available to common shareholders	$196	$224

Weighted Average Common Shares Outstanding	958,817	799,324
Basic earnings per share
Earnings from continuing operations	$0.20	$0.18
Gain on sale of ContentGuard, net	—	0.10

Net earnings per share	$0.20	$0.28

Diluted Earnings per Common Share:
Income from continuing operations	$210	$165
ESOP expense adjustment, net	—	(4)
Accrued dividends on Series C Mandatory Convertible Preferred Stock	—	(14)
Interest on Convertible Securities (1), net	1	14

Adjusted income from continuing operations	$211	$161
Gain on sale of ContentGuard, net	—	83

Adjusted net income available to common shareholders	$211	$244

Weighted Average Common Shares Outstanding	958,817	799,324
Common Shares Issuable with respect to:
Stock options	14,129	15,237
Series B Convertible Preferred Stock	—	37,855
Series C Mandatory Convertible Preferred Stock	74,797	—
Convertible securities (1)	1,992	115,417

Adjusted Weighted Average Shares Outstanding	1,049,735	967,833

Diluted earnings per share
Earnings from continuing operations	$0.20	$0.17
Gain on sale of ContentGuard, net	—	0.08

Diluted earnings per share	$0.20	$0.25

(1)	The 2004 convertible securities amount primarily consisted of the convertible liability to Xerox Capital Trust II which is described in Note 10 to our 2004 financial statements included in the 2004 Form 10-K.

APPENDIX II

Xerox Corporation

Reconciliation of Prior Period

Segment Profit

Following is a summary of the changes discussed in the Segment Revenue and Profit table on page 4 of this document. The tables below illustrate the impact of these changes on segment quarterly operating profit for 2004:

(Dollars in millions)	As reported segment quarterly operating profit for 2004
Operating Profit	Mar. 31	June 30	Sept. 30	Dec. 31	Total
Production	78	90	58	162	388
Office	161	199	182	256	798
DMO	22	8	6	7	43
Other	(23)	35	2	(43)	(29)

Total	238	332	248	382	1,200

	Impact of changes on segment quarterly operating profit for 2004
Operating Profit	Mar. 31	June 30	Sept. 30	Dec. 31	Total
Production	4	32	47	40	123
Office	8	(12)	—	(15)	(19)
DMO	(3)	(2)	(2)	(1)	(8)
Other	(9)	(18)	(45)	(24)	(96)

Total	—	—	—	—	—

	Reclassified segment quarterly operating profit for 2004
Operating Profit	Mar. 31	June 30	Sept. 30	Dec. 31	Total
Production	82	122	105	202	511
Office	169	187	182	241	779
DMO	19	6	4	6	35
Other	(32)	17	(43)	(67)	(125)

Total	238	332	248	382	1,200